Exhibit 99.1

RELIABILITY INCORPORATED REPORTS FIRST QUARTER 2004 RESULTS

HOUSTON, TEXAS, April 27, 2004 - Reliability Incorporated (NASDAQ: REAL) today announced a net loss for the quarter ended March 31, 2004 of $1,259,000 or $.20 per diluted share, on revenues of $707,000. Results for the first quarter of 2003 were a net loss of $1,449,000 or $.23 per diluted share, on revenues of $428,000. Results for the first quarter of 2003 included a $155,000 gain on the sale of the Costa Rica building as well as $74,000 of rental income received from the lease of space in the Houston facility from a third party. Backlog was $328,000 at the end of the first quarter of 2004.

     Larry Edwards, President and CEO commented, "The first quarter of 2004 revenue closed slightly above the forecast, but the Company's revenue and the markets we serve continue to be depressed. Revenue of $707,000, which compares to our forecast of $500,000 to $700,000 for the first quarter of 2004, was the fourth consecutive quarter of increasing revenue. A net loss of $0.20 per diluted share was at the low end of the range of our forecasted loss of $.20 to $.30 per share. Revenue for the first quarter of 2004 was up 65% as compared to the first quarter 2003 revenue of $428,000 and slightly above the fourth quarter 2003 revenue of $697,000, which hopefully is a sign of continued progress towards the recovery of the markets the Company serves. The revenue increase in the first quarter of 2004, as compared to the revenue of the fourth quarter of 2003, was primarily due to a 24% increase in Services revenue for processing increased volumes of memory devices, and a 24% increase in Power Products revenue, but was partially offset by a decline in Test Equipment revenue. Power Products has been reporting design wins in the telecom and medical industry for some time with little effect on bookings of new orders. At last the design wins are beginning to generate some orders, as some of the customers start making pre-production manufacturing runs of their new products. The increased demand for testing memory devices and power sources is forecasted to continue to improve throughout 2004.

"During the first quarter we continued to make direct sales calls on major fleet owners who are potential Ezy-Load customers, and we launched a mass marketing campaign in the Houston area. The campaign included advertisements in the "The Houston Chronicle", participation in the Houston Auto Show, updating the web site, and the preparation of brochures. Although sales have been less than expected, the volume of customer inquiries has increased substantially. During the second quarter of 2004 we plan to attend The Offshore Technology Conference, which should expose the product to many of our potential commercial customers. Also, we made a number of design changes to reduce the manufacturing cost of the Ezy-Load, but we must continue to drive the cost down to acceptable levels. During 2004 our strategy is to establish a successful presence in the Houston Metropolitan market and leverage off our success to branch out regionally and ultimately nationally.

"Despite the fact that the semiconductor equipment market the Company serves has continued to be depressed, our cash was $3.1 million as of March 31, 2004, our working capital was $3.9 million, and we maintained the debt free status of the Company. Our current ratio was a strong 6.0 to 1, and our net worth was $9.5 million or $1.50 per share. In 2004 we continued to invest in R&D, but at a slower rate since the design for the major portion of the Criteria® 20, our next generation micrologic burn-in and test system, is essentially complete. We will continue to review our expenses and cost controls, as well as to review our portfolio of investments, which if sold, could provide liquidity to fund the ongoing operations of the Company. These investments include certain real estate holdings and some common stock investments in other companies. We plan to continue to invest in the future, but at lower rates, via capital asset investments, research and development for new products and acquisitions until the markets we serve improve. Part of the investment in the future will be the continued funding of our marketing and promotional program for Ezy-Load, which will keep our general and administrative expense relatively high.

"The following statements are forward looking, based on our current expectations, and actual results may differ materially. Although there is still a lot of uncertainty in the global economy, conditions seem to be improving in the U.S. and world economy, including the semiconductor industry. However, the increases in semiconductor equipment revenue have not yet induced the semiconductor manufacturers to invest at historic levels of capital spending, although significant improvement is forecast for the semiconductor equipment industry in 2004. Even if the semiconductor equipment industry grows by 50% in 2004, its revenues will not equal revenue levels of the year 2000. Therefore, we expect the Company's revenue to increase slightly, as it has for the past four quarters, but remain at historically depressed levels for the second quarter of 2004. We are forecasting a loss of $.15 to $.25 per diluted share for the second quarter of 2004, on revenues of $0.7 to $0.9 million.

"Nonetheless, we have refocused and repositioned our products and services to fit with the long-term opportunities and challenges that we expect in the future. The Company's Criteria 18-HD, Criteria 18-HP, and Criteria 20 systems provide logical solutions to semiconductor manufacturers who are manufacturing devices that require equipment that delivers higher power and offers greater heat removal. We believe that when the semiconductor equipment industry recovers, demand for Testing Products and Services that meet these more stringent technical specifications will lead the recovery, and the Company is well positioned to meet this challenge. However, as time passes, customers continue to increase the technical specifications of the systems that they would like to purchase. Although the development of Criteria 20 is essentially complete, we have no bookings to announce. Since we do have a good level of customer interest in the product, we plan to continue to develop features for our systems to keep up with the changing needs and the higher performance that is required. We have been busy promoting the Ezy-Load product line and getting it ready to manufacture economically, and we are excited about the market potential as well as the balance it should bring the Company. As we go forward, we expect to keep tight controls on spending in our traditional business as we shift some of our emphasis to the Ezy-Load product. With a new set of product features and services, increased demand for memory testing, a stronger demand for our new power sources, cash in the bank, and no debt, we believe the Company is positioned to take advantage of the increased demand when the market recovers. Our challenge is not only to stay financially healthy and satisfy current demand in the face of a prolonged downturn, but also to continue our investments in acquisitions, R&D, advertising and promotion, and capital equipment in order to keep the Company positioned for growth in the future."

For more information, see the Company's websites at www.relinc.com and www.ezyload.com.

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters and a hydraulic lift product for the automotive aftermarket.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, and changes in demand for the Company's products and services and the Company's customers' products and services and the impact of entering a new line of business (automotive aftermarket), with different marketing strategies and channels and a different customer base from the Company's historical business lines and the ultimate acceptance by the market of this new product. Actual results may materially differ from projections.

RELIABLITY INCORPORATED

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2004	2003

REVENUES	$ 707	$ 428

COSTS AND EXPENSES:
Cost of revenues	891	749
Marketing, general and administrative	922	915
Research and development	170	470
Total expenses	1,983	2,134
Operating (loss)	(1,276)	(1,706)
Interest income	5	16
Other income	12	241
Income (loss) before income taxes	(1,259)	(1,449)
Provision (benefit) for income taxes	-	-
NET (LOSS)	$(1,259)	$(1,449)

(LOSS) PER SHARE:
Basic	$ (.20)	$ (.23)
Diluted	$ (.20)	$ (.23)

Weighted average shares:
Basic	6,336	6,336
Diluted	6,336	6,336

RELIABILITY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2004	December 31, 2003

Current assets:
Cash and cash equivalents	$ 3,127	$ 4,454
Accounts receivable	683	476
Inventories	719	727
Other current assets	125	156
Total current assets	4,654	5,813
Property, plant and equipment, at cost, net of accumulated depreciation of $15,122 in 2004 and $14,915 in 2003	3,849	4,062

Investments	233	231
Goodwill	598	598
Assets held for sale	1,000	1,000
	$10,334 =====	$11,704 =====

Current liabilities:
Accounts payable	$ 193	$ 429
Accrued liabilities	561	438
Income taxes payable	20	20
Total current liabilities	774	887

Deferred tax liabilities	34	33

Stockholders' equity:
Common stock, without par value; 20,000,000 shares authorized; 6,690,265 shares issued in 2004 and 2003	9,721	9,721
Retained earnings	870	2,129
Accumulated other comprehensive (loss) income	29	28
Less treasury stock, at cost, 354,300 shares	(1,094)	(1,094)
Total stockholders' equity	9,526	10,784
	$10,334 =====	$11,704 =====

-end-